Exhibit 99.1

VICI PROPERTIES INC. ANNOUNCES SECOND QUARTER 2020 RESULTS

NEW YORK, NY – July 29, 2020 – VICI Properties Inc. (NYSE: VICI) (“VICI Properties” or the “Company”), an experiential real estate investment trust, today reported results for the quarter ended June 30, 2020. All per share amounts included herein are on a per diluted share basis unless otherwise stated.
Second Quarter 2020 Financial and Operating Highlights

•	Total revenues increased 16.8% year-over-year to $257.9 million

•	Net income attributable to common stockholders was $229.4 million, or $0.47 per share

•	FFO was $229.4 million, or $0.47 per share

•	AFFO was $176.3 million, or $0.36 per share

•	Announced $503.5 million of acquisitions and investments

•	Declared a quarterly cash dividend of $0.2975 per share, a 3.5% year-over-year increase

•	Completed an equity offering in which 29,900,000 shares were sold through a forward sale agreement at $22.15 per share

•	Settled all 65,000,000 shares of the Company's outstanding June 2019 forward sale agreements for net proceeds of approximately $1.3 billion
CEO Comments
Edward Pitoniak, Chief Executive Officer of VICI Properties, said: “In the second quarter of 2020, we posted exceptional financial results with adjusted EBITDA growth of over 20% year-over-year. We worked closely and collaboratively with our tenant partners to provide flexible short-term solutions during unprecedented uncertainty while, we believe, preserving and, ultimately, enhancing long-term stockholder value. During the second quarter, and in July, we collected 100% of our rent, proving the strength and resilience of our business model. We announced $503.5 million of acquisition and investment activity, including the planned purchase of highly strategic land parcels adjacent to the Las Vegas Strip, which we believe provide VICI the opportunity to continue our industry-leading growth for years to come. We also continued to fortify our balance sheet by accessing the equity capital markets, raising an aggregate $662.3 million of gross proceeds through a forward sale agreement. While we are extremely encouraged by early re-opening data across the gaming industry, we will continue to monitor the landscape during this uncertain time and manage our portfolio and relationships to preserve long-term value.”
Second Quarter 2020 Financial Results
Total Revenues
Total revenues were $257.9 million for the quarter, an increase of 16.8% compared to $220.7 million for the quarter ended June 30, 2019.
Net Income Attributable to Common Stockholders
Net income attributable to common stockholders was $229.4 million for the quarter, or $0.47 per share, compared to $152.0 million, or $0.37 per share for the quarter ended June 30, 2019.

Funds from Operations (“FFO”)
FFO attributable to common stockholders was $229.4 million for the quarter, or $0.47 per share, compared to $152.0 million, or $0.37 per share, for the quarter ended June 30, 2019.
Adjusted Funds from Operations (“AFFO”)
AFFO attributable to common stockholders was $176.3 million for the quarter, an increase of 12.4% compared to AFFO of $156.8 million for the quarter ended June 30, 2019. AFFO was $0.36 per share for the quarter compared to $0.38 per share for the quarter ended June 30, 2019. AFFO per share declined on a year-over-year basis as a result of an 18.5% increase in the weighted average number of common shares outstanding.
Second Quarter 2020 Acquisitions and Portfolio Activity
Acquisitions and Investments
On June 15, 2020, the Company entered into a non-binding letter of intent to provide a $400 million mortgage loan to Caesars Entertainment, Inc. (“Caesars,” formerly known as Eldorado Resorts, Inc., or “Eldorado”) secured by the Caesars Forum Convention Center in Las Vegas. The loan will bear interest at a rate of 7.7% per annum, with payments subject to 2% annual escalation, and will have a term of five years pre-payable beginning in year three subject to certain conditions. The Caesars Forum Convention Center will remain subject to the existing Put/Call Agreement between Caesars and VICI, with certain modifications, including VICI’s call option accelerating to the scheduled maturity date of the loan in 2025. Additionally, the Company agreed to acquire approximately 23 acres of undeveloped land parcels adjacent to the center of the Las Vegas Strip for a purchase price of $4.5 million per acre for an estimated total purchase price of approximately $103.5 million. The consummation of the mortgage loan and land purchase are cross-conditioned upon each other and remain subject to, among other things, the completion of due diligence and negotiation of definitive documentation.
Dispositions
On April 24, 2020, the Company and Caesars entered into definitive agreements to sell the Bally’s Atlantic City Hotel & Casino for $25.0 million to a subsidiary of Twin River Worldwide Holdings, Inc. There will be no change to the rent VICI Properties receives under the Regional Master Lease and the Company is entitled to receive approximately $19.0 million of the proceeds from the sale.
Other Portfolio Activity
On June 1, 2020, the Company and Caesars entered into an Omnibus Amendment to Leases (the “Omnibus Amendment”) in connection with the ongoing COVID-19 pandemic and its impact on operations and financial performance. The Omnibus Amendment provides Caesars with certain relief with respect to a portion of their capital expenditure obligations under the Caesars lease agreements, subject to certain conditions.
Additionally, in May 2020, the Company entered into an amendment to the triple net lease agreement entered into with Century Casinos, Inc. (“Century”) in connection with the acquisition of three casino properties in December 2019 (the “Century Master Lease”). The Century Master Lease contains certain covenants, including minimum capital expenditures. As a result of the casino closures in connection with the COVID-19 pandemic, the Company agreed to waive Century’s capital expenditure requirements for

2020 and defer to not later than December 31, 2021 certain other expenditures contemplated in connection with the underwriting of the acquired casino properties, subject to certain conditions.
Second Quarter 2020 Capital Markets Activity
On June 19, 2020, the Company completed a primary follow-on offering of 29,900,000 shares of common stock at an offering price of $22.15 per share, for an aggregate offering value of $662.3 million pursuant to a forward sale agreement. The proceeds remain subject to physical settlement pursuant to the terms of the forward sale agreement.
Subsequent to Quarter End
On July 20, 2020, the Company announced the completion of transactions contemplated in the Master Transaction Agreement announced on June 24, 2019 with Caesars in connection with Eldorado’s acquisition of Caesars Entertainment Corporation. Per the terms of the Master Transaction Agreement, VICI Properties acquired the land and real estate assets associated with Harrah’s New Orleans, Harrah’s Laughlin, and Harrah’s Atlantic City and modified certain provisions of the Caesars lease agreements for total consideration of approximately $3.2 billion in cash.
On July 16, 2020, the Company and JACK Ohio LLC (“JACK Entertainment”) entered into an amendment to the existing master triple-net lease agreement (the “JACK Lease Agreement Amendment”), pursuant to which, among other things, VICI agreed to fund $18.0 million for the construction of a new gaming patio amenity at JACK Thistledown Racino. In connection with the construction of the gaming patio, commencing on April 1, 2022, rent under the master lease will increase by an incremental $1.8 million. The JACK Lease Agreement Amendment also provides for relief with respect to certain existing covenants through March 31, 2022, adds an additional five years to the initial lease term, with JACK Entertainment having three five-year renewal options as a result of such extension of the initial lease term, and provides for annual rent escalation to begin in 2022 rather than 2021. The JACK Lease Agreement Amendment does not provide for a reduction of the tenant’s rent obligations and the relief is conditioned upon (i) JACK Entertainment's timely payment of rent obligations under the master lease and (ii) no tenant event of default occurring during the compliance period set forth in the JACK Lease Agreement Amendment.
Simultaneously with entry into the JACK Lease Agreement Amendment, the Company and affiliates of Rock Ohio Ventures LLC entered into an amendment and restatement of the existing $50.0 million term loan agreement pursuant to which, among other things, the Company increased the existing term loan to $70.0 million, bearing interest at a rate of 9.0% per annum, and added a $25.0 million revolving credit facility, bearing interest at a rate of LIBOR plus 2.75%. In connection with the amendment and restatement VICI received additional collateral so that the term and revolving loans are now secured by a first priority lien on substantially all gaming and non-gaming real and personal property of JACK Entertainment.
Balance Sheet and Liquidity
As of June 30, 2020, the Company had $6.9 billion in total debt. With respect to this total debt, $2.0 billion of proceeds from the February unsecured notes offering were held in escrow to fund our transaction with Eldorado. VICI had approximately $2.7 billion in liquidity comprised of $1.7 billion in cash and cash equivalents and $1.0 billion of availability under the Revolving Credit Facility (subject to continued compliance with the financial covenants of the facility). Following the closing of the Eldorado transaction, VICI Properties had approximately $400.0 million in cash, as well as the $1.0 billion of availability under the Revolving Credit Facility.

The Company’s outstanding indebtedness as of June 30, 2020 was as follows:

($ in millions)	June 30, 2020
Revolving Credit Facility	$—
Term Loan B Facility (2024 Maturity)	2,100.0
2025 Notes	750.0
2026 Notes	1,250.0
2027 Notes	750.0
2029 Notes	1,000.0
2030 Notes	1,000.0
Total Debt Outstanding, Face Value	$6,850.0
Cash, Cash Equivalents & Restricted Cash	$3,680.5
Net Debt	$3,169.5
Dividends
On June 11, 2020, we declared a regular quarterly cash dividend of $0.2975 per share, which was paid on July 10, 2020 to stockholders of record as of the close of business on June 30, 2020. The aggregate dividend payment was approximately $158.7 million.
Impact of the COVID-19 Pandemic on Our Business
In connection with the COVID-19 pandemic, various state governments and/or regulatory authorities issued directives, mandates, orders or similar actions restricting non-essential business operations, resulting in the temporary closure of substantially all of our tenants’ operations at our properties (as well as our golf course properties). While most of our tenants’ facilities at our properties (and all four of our golf course properties) have reopened, they have reopened at reduced capacity and subject to additional operating restrictions, and we cannot predict how long they will be subject to such restrictions, or whether they will be subject to additional restrictions or future closures. As previously announced, in connection with the ongoing COVID-19 pandemic and its impact on our tenants’ operations and financial performance, we have provided certain short-term non-rent related relief under our lease agreements to some of our tenants, and we continue to actively engage in dialogues with our tenants regarding how best to respond to the COVID-19 pandemic and its impact on their businesses, including with respect to their respective financial and operating situations, liquidity needs and contingency planning.
Supplemental Information
In addition to this release, the Company has furnished Supplemental Financial Information, which is available on our website in the "Investors" section, under the menu heading “Financials” This additional information is being provided as a supplement to the information in this release and our other filings with the SEC. The Company has no obligation to update any of the information provided to conform to actual results or changes in the Company’s portfolio, capital structure or future expectations.

Conference Call and Webcast
The Company will host a conference call and audio webcast on Thursday, July 30, 2020 at 10:00 a.m. Eastern Time (ET). The conference call can be accessed by registering online at www.directeventreg.com/registration/event/1652939 at which time registrants will receive dial-in information as well as a passcode and registrant ID. At the time of the call, participants will dial in using the numbers in the confirmation email and enter their passcode and ID, upon which they will enter the conference call.
A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.viciproperties.com, on July 30, 2020, beginning at 10:00 a.m. ET. A replay of the webcast will be available shortly after the call on the Company’s website and will continue for one year.
About VICI Properties
VICI Properties is an experiential real estate investment trust that owns one of the largest portfolios of market-leading gaming, hospitality and entertainment destinations, including the world-renowned Caesars Palace. VICI Properties’ national, geographically diverse portfolio consists of 31 gaming facilities comprising over 50 million square feet and features approximately 20,200 hotel rooms and more than 200 restaurants, bars and nightclubs. Its properties are leased to industry leading gaming and hospitality operators, including Caesars Entertainment, Inc., Century Casinos Inc., Hard Rock International, JACK Entertainment and Penn National Gaming, Inc. VICI Properties also owns four championship golf courses and 34 acres of undeveloped land adjacent to the Las Vegas Strip. VICI Properties’ strategy is to create the nation’s highest quality and most productive experiential real estate portfolio. For additional information, please visit www.viciproperties.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects,” and similar expressions that do not relate to historical matters. All statements other than statements of historical fact are forward-looking statements. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance, or achievements. Among those risks, uncertainties and other factors are the impact of changes in general economic conditions, including low consumer confidence, unemployment levels and depressed real estate prices resulting from the severity and duration of any downturn in the U.S. or global economy (including stemming from the COVID-19 pandemic and changes in the economic conditions as a result of the COVID-19 pandemic); risks that the Company may not achieve the benefits contemplated by our pending and recently completed transactions and acquisitions of real estate assets; risks that not all potential risks and liabilities have been identified in the Company’s due diligence for our pending and recently completed acquisitions; risks regarding the ability to receive, or delays in obtaining, the governmental and regulatory approvals and consents required to consummate our pending transactions, or other delays or impediments to completing our pending transactions; our ability to obtain the financing necessary to complete our pending transactions on the terms we currently expect or at all; the possibility that our pending transactions may not be completed on the current terms or at all, or that completion may be unduly delayed; and the effects of our recently completed transactions and pending transactions on us, including the post- transaction impact on our financial condition, financial and operating results, cash flows, strategy and plans.

Currently, one of the most significant factors that could cause actual outcomes to differ materially from our forward-looking statements is the impact of the COVID-19 pandemic on the financial condition, results of operations, cash flows and performance of the Company and its tenants. The extent to which the COVID-19 pandemic impacts the Company, its tenants and our pending transactions, will largely depend on future developments that are highly uncertain and cannot be predicted with confidence, including the impact of the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures on our tenants, including various state governments and/or regulatory authorities issuing directives, mandates, orders or similar actions restricting freedom of movement and business operations, such as travel restrictions, border closures, business closures, limitations on public gatherings, quarantines and “shelter-at-home” orders that resulted in the temporary closure of our tenants’ operations at our properties, the ability of the Company’s tenants to successfully operate their businesses following the reopening of their respective facilities, including the costs of complying with regulatory requirements necessary to keep the facilities open, including compliance with operating restrictions and reduced capacity requirements, the need to close any of the facilities after reopening as a result of the COVID-19 pandemic and the effects of the negotiated capital expenditure reductions and other amendments to the lease agreements that the Company agreed to with certain of its tenants in response to the COVID-19 pandemic. Each of the foregoing could have a material adverse effect on our tenants’ ability to satisfy their obligations under their leases with us, including their continued ability to pay rent in a timely manner, or at all, and/or to fund capital expenditures or make other payments required under their leases. In addition, changes and instability in global, national and regional economic activity and financial markets as a result of the COVID-19 pandemic could negatively impact consumer discretionary spending and travel, which could have a material adverse effect on our tenants’ businesses.
Although the Company believes that in making such forward-looking statements its expectations are based upon reasonable assumptions, such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. The Company cannot assure you that the assumptions upon which these statements are based will prove to have been correct. Additional important factors that may affect the Company’s business, results of operations and financial position are described from time to time in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q and the Company’s other filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by applicable law.
Non-GAAP Financial Measures
This press release presents Funds From Operations (“FFO”), FFO per share, Adjusted Funds From Operations (“AFFO”), AFFO per share and Adjusted EBITDA, which are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). These are non-GAAP financial measures and should not be construed as alternatives to net income or as an indicator of operating performance (as determined in accordance with GAAP). We believe FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA provide a meaningful perspective of the underlying operating performance of our business.
FFO is a non-GAAP financial measure that is considered a supplemental measure for the real estate industry and a supplement to GAAP measures. Consistent with the definition used by The National Association of Real Estate Investment Trusts (“NAREIT”), we define FFO as net income (or loss) (computed in accordance with GAAP) excluding (i) gains (or losses) from sales of certain real estate assets, (ii) depreciation and amortization related to real estate, (iii) gains and losses from change in control and (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity.

AFFO is a non-GAAP financial measure that we use as a supplemental operating measure to evaluate our performance. We calculate AFFO by adding or subtracting from FFO non-cash leasing and financing adjustments attributable to common stockholders, non-cash change in allowance for credit losses attributable to common stockholders, transaction costs incurred in connection with the acquisition of real estate investments, non-cash stock-based compensation expense, amortization of debt issuance costs and original issue discount, other non-cash interest expense, non-real estate depreciation (which is comprised of the depreciation related to our golf course operations), capital expenditures (which are comprised of additions to property, plant and equipment related to our golf course operations), impairment charges related to non-depreciable real estate and gains (or losses) on debt extinguishment. The non-cash change in allowance for credit losses attributable to common stockholders consists of estimated credit loss for our investments in leases - direct financing and sales-type, investments in leases - financing receivables and investments in loans as a result of our adoption of ASU No. 2016-13 - Financial Instruments-Credit Losses (Topic 326). No similar adjustments are reflected in prior periods because the accounting standard was adopted effective January 1, 2020 and does not require retrospective application. Please see Note 6 - Allowance for Credit Losses in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 for further information.
We calculate Adjusted EBITDA by adding or subtracting from AFFO contractual interest expense and interest income (collectively, interest expense, net) and income tax expense.
These non-GAAP financial measures: (i) do not represent cash flow from operations as defined by GAAP; (ii) should not be considered as an alternative to net income as a measure of operating performance or to cash flows from operating, investing and financing activities; and (iii) are not alternatives to cash flow as a measure of liquidity. In addition, these measures should not be viewed as measures of liquidity, nor do they measure our ability to fund all of our cash needs, including our ability to make cash distributions to our stockholders, to fund capital improvements, or to make interest payments on our indebtedness. Investors are also cautioned that FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other real estate companies, including REITs, due to the fact that not all real estate companies use the same definitions. Our presentation of these measures does not replace the presentation of our financial results in accordance with GAAP.
Reconciliations of net income to FFO, FFO per share, AFFO, AFFO per share and Adjusted EBITDA are included in this release.

VICI Properties Inc.
Consolidated Balance Sheets
(In thousands, except share and per share data)

	June 30, 2020	December 31, 2019
Assets
Real estate portfolio:
Investments in leases - direct financing and sales-type, net	$10,372,656	$10,734,245
Investments in leases - operating	1,086,658	1,086,658
Investments in leases - financing receivables, net	812,636	—
Investments in loans, net	49,876	—
Land	94,711	94,711
Cash and cash equivalents	1,680,536	1,101,893
Restricted cash	2,000,000	—
Short-term investments	—	59,474
Other assets	180,561	188,638
Total assets	$16,277,634	$13,265,619

Liabilities
Debt, net	$6,758,132	$4,791,563
Accrued interest	48,828	20,153
Deferred financing liability	73,600	73,600
Deferred revenue	358	70,340
Dividends payable	158,659	137,056
Other liabilities	163,646	123,918
Total liabilities	7,203,223	5,216,630

Stockholders’ equity
Common stock	5,337	4,610
Preferred stock	—	—
Additional paid in capital	9,296,511	7,817,582
Accumulated other comprehensive loss	(117,265)	(65,078)
Retained (deficit) earnings	(191,835)	208,069
Total VICI stockholders’ equity	8,992,748	7,965,183
Non-controlling interests	81,663	83,806
Total stockholders’ equity	9,074,411	8,048,989
Total liabilities and stockholders’ equity	$16,277,634	$13,265,619
_______________________________________________________
Note: As of June 30, 2020, our Investments in leases - direct financing and sales-type, Investments in leases - financing receivables and Investments in loans are net of $355.3 million, $37.6 million and $0.4 million of Allowance for credit losses, respectively. The credit loss standard does not require retrospective application and as such there is no corresponding allowance as of December 31, 2019.

VICI Properties Inc.
Consolidated Statement of Operations
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues
Income from direct financing and sales-type leases	$223,895	$201,549	$448,147	$397,299
Income from operating leases	10,913	10,914	21,826	21,827
Income from lease financing receivables and loans	17,026	—	29,869	—
Tenant reimbursements and other income	733	—	1,426	—
Golf operations	5,335	8,283	11,635	15,622
Revenues	257,902	220,746	512,903	434,748

Operating expenses
General and administrative	7,498	6,518	14,513	12,743
Depreciation	1,213	1,018	2,080	1,948
Tenant reimbursements and other expenses	736	—	1,439	—
Golf operations	4,139	4,848	8,509	8,940
Change in allowance for credit losses	(65,480)	—	84,028	—
Transaction and acquisition expenses	1,160	2,867	5,677	3,756
Total operating expenses	(50,734)	15,251	116,246	27,387
Operating income	308,636	205,495	396,657	407,361

Interest expense	(77,693)	(54,819)	(153,786)	(108,405)
Interest income	1,009	4,004	6,529	9,171
Loss from extinguishment of debt	—	—	(39,059)	—
Income before income taxes	231,952	154,680	210,341	308,127
Income tax expense	(309)	(553)	(763)	(1,074)
Net income	231,643	154,127	$209,578	$307,053
Less: Net income attributable to non-controlling interests	(2,241)	(2,078)	(4,188)	(4,155)
Net income attributable to common stockholders	$229,402	$152,049	$205,390	$302,898

Net income per common share
Basic	$0.47	$0.37	$0.43	$0.74
Diluted	$0.47	$0.37	$0.43	$0.74

Weighted average number of common shares outstanding
Basic	489,012,165	412,309,577	477,094,795	409,040,025
Diluted	489,213,427	412,821,400	481,652,482	409,473,202

VICI Properties Inc.
Reconciliation of Net Income to FFO, FFO per Share, AFFO, AFFO per Share and Adjusted EBITDA
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to common stockholders	$229,402	$152,049	$205,390	$302,898
Real estate depreciation	—	—	—	—
FFO	229,402	152,049	205,390	302,898
Non-cash leasing and financing adjustments attributable to common stockholders	3,869	(2,210)	7,179	(4,656)
Non-cash change in allowance for credit losses attributable to common stockholders	(65,323)	—	84,049	—
Transaction and acquisition expenses	1,160	2,867	5,677	3,756
Non-cash stock-based compensation	2,012	1,366	3,362	2,417
Amortization of debt issuance costs and original issue discount	4,837	1,899	11,136	3,364
Other depreciation	1,183	1,016	2,026	1,943
Capital expenditures	(883)	(212)	(1,645)	(1,403)
Loss on extinguishment of debt	—	—	39,059	—
AFFO	176,257	156,775	356,233	308,319
Interest expense, net	71,847	48,916	136,121	95,870
Income tax expense	309	553	763	1,074
Adjusted EBITDA	$248,413	$206,244	$493,117	$405,263

Net income per common share
Basic and diluted	$0.47	$0.37	$0.43	$0.74
FFO per common share
Basic and diluted	$0.47	$0.37	$0.43	$0.74
AFFO per common share
Basic	$0.36	$0.38	$0.75	$0.75
Diluted	$0.36	$0.38	$0.74	$0.75
Weighted average number of shares of common stock outstanding
Basic	489,012,165	412,309,577	477,094,795	409,040,025
Diluted	489,213,427	412,821,400	481,652,482	409,473,202

VICI Properties Inc.
Revenue Breakdown
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Contractual leasing revenues (cash rent)
Caesars Palace Las Vegas	$41,023	$40,176	$82,046	$80,352
Caesars Palace Las Vegas, classified as operating lease revenue	10,913	10,914	21,826	21,827
Non-CPLV & Joliet(1)	127,134	125,255	254,267	250,510
Harrah's Las Vegas	22,289	22,068	44,578	44,137
Margaritaville Bossier City	5,886	5,800	11,743	11,538
Greektown	13,889	5,973	27,778	5,973
Hard Rock Cincinnati	10,687	—	21,375	—
Century Portfolio	6,250	—	12,500	—
JACK Cleveland/Thistledown, classified as lease financing revenue	16,470	—	28,867	—
Total contractual leasing revenues (cash rent)	$254,541	$210,186	$504,980	$414,337
Investments in loans	1,119	—	1,955	—
Golf operations	5,335	8,283	11,635	15,622
Total cash revenue	$260,995	$218,469	$518,570	$429,959

Non-cash lease adjustments(2)
Caesars Palace Las Vegas	$(2,645)	$(1,725)	$(5,216)	$(3,428)
Non-CPLV & Joliet	3,448	4,800	7,013	9,471
Harrah's Las Vegas	(450)	(206)	(892)	(408)
Margaritaville Bossier City	(1,122)	(322)	(2,169)	(576)
Greektown	(2,508)	(270)	(4,918)	(270)
Hard Rock Cincinnati	(233)	—	(448)	—
Century Portfolio	247	—	490	—
JACK Cleveland/Thistledown	(546)	—	(923)	—
Total non-cash lease adjustments	$(3,809)	$2,277	$(7,063)	$4,789
Investments in loans non-cash adjustment	(17)	—	(30)	—
Total non-cash adjustments	$(3,826)	$2,277	$(7,093)	$4,789

Other income	733	—	1,426	—
Total GAAP revenues	$257,902	$220,746	$512,903	$434,748
____________________
(1) Includes 100% of revenues. A JV partner owns a 20% non-controlling interest in Harrah’s Joliet.
(2) Amounts represent the non-cash adjustment to income from direct financing leases, sales-type leases and lease financing receivables in order to recognize income on an effective interest basis at a constant rate of return over the term of the leases.
Investor Contacts:
Investors@viciproperties.com
(646) 949-4631

Or
David Kieske
EVP, Chief Financial Officer
DKieske@viciproperties.com

Danny Valoy
Vice President, Finance
DValoy@viciproperties.com